Exhibit 3.8

Certificate of Amendment to Articles of Incorporation
Filed by Custodian

(Pursuant to NRS 78.347)

1.    Name of corporation:

Worldwide Strategies Incorporated

2.    Any previous criminal, administrative, civil or National Association of Securities Dealers, Inc., or Securities and Exchange Commission investigations, violations or convictions concerning the custodian and any affiliate of the custodian are disclosed as follows:

There are no previous criminal administrative, FINRA, or SEC investigations, violations, or convictions concerning the Custodian or any of its affiliates.

3.    Custodian Statement

Reasonable attempts were made to contact the officers or directors of the corporation to request that the corporation comply with corporate formalities and to continue its business. I am continuing the business and attempting to further the interests of the shareholders. I will reinstate or maintain the corporate charter.

4.    Custodian Signature:

Small Cap Compliance, LLC	X /s/ Rhonda Keaveney
Name of Custodian	Authorized Signature of Custodian

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend by Custodian Revised: 1-5-15